                                                                    Exhibit 99.2

                   THE NORTH FACE TO RESTATE 1997 AND INTERIM
                           1998 FINANCIAL STATEMENTS


     CARBONDALE, COLORADO (March 12, 1999) - The North Face, Inc. (Nasdaq: TNFI) announced today that in connection with the audit of the Company's financial statements for the year ended December 31, 1998, Deloitte & Touche informed the audit committee it has certain questions about previously recorded barter transactions which were made by the Company in December 1997 and January 1998 aggregating $7.6 million in revenue (fourth quarter 1997 amount: $5.2 million in revenue; first quarter 1998 amount: $2.4 million in revenue) and also about the Company's repurchase of certain inventory relating to these transactions in February 1999. Additionally, Deloitte & Touche has asked the audit committee to investigate the appropriateness of recognizing revenue on a $2.5 million licensing transaction in the fourth quarter of 1998. Deloitte & Touche also indicated that they were reviewing whether the Company's July 1998 investment in La Sportiva s.r.L. (approximately $6.3 million) should have been consolidated and has asked the audit committee to investigate this transaction. Deloitte & Touche has requested that the audit committee investigate whether there are any other transactions entered into by the Company that warrant further inquiry.

     As previously publicly noted, the audit committee of the Company is conducting an independent investigation into these matters and is in the process of engaging an independent accounting firm to assist in the investigation. Management has determined that, upon completion of the investigation, it will restate the 1997 financial statements and 1998 interim financial statements. Determination of the extent of the restatement is expected within 2 weeks.

     Based upon information currently available to the Company and recognizing that these matters are subject to further review and have not been conclusively resolved, the Company believes the resolution of these matters will not affect its compliance with applicable Nasdaq continued listing requirements.

Quote for reference ticker symbols: TNFI

     The North Face, Inc. designs and distributes technically sophisticated outerwear, snowsports apparel, functional sportswear, tents, sleeping bags, backpacks, daypacks, accessories and rugged footwear under The North Face name. Through its subsidiaries, La Sportiva s.r.L. and La Sportiva USA, the Company designs, manufactures and distributes rock climbing shoes, mountaineering boots and other rugged footwear under the La Sportiva name. The Company sells its products primarily to select specialty retailers throughout the United States, Europe and Canada.

CONTACT: John Batelli, Director, Investor Relations of The North Face, Inc., 510-618-3631; or Chris Danne of Morgen-Walke Associates, 415-296-7383, for The North Face, Inc.